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                                                                    EXHIBIT 10.4

                        EXCLUSIVE MANUFACTURING AGREEMENT

         This EXCLUSIVE MANUFACTURING AGREEMENT is entered into effective as of this 8th day of May, 2001, by and among INNOVATIVE BOTANICAL SOLUTIONS, INC., a manufacturer ("IBS"), with its principal offices at 75 East 1700 South, Provo, Utah, and CETALON CORPORATION, a retailer ("Cetalon"), with its principal offices at 1801 Avenue of the Stars, Suite 600, Los Angeles, California 90067 (each a "Party," and collectively, the "Parties").

                                    RECITALS

WHEREAS, Cetalon is in the business of retailing herbal and homeopathic products, vitamin and mineral supplements and personal care products; and

WHEREAS, IBS is in the business of designing, researching, formulating, developing, manufacturing, packaging, distributing and marketing nutritional products and has demonstrated its capability to develop formulae and to manufacture nutritional products derived from such formulae; and

WHEREAS, Cetalon desires to utilize the expertise of IBS to design, research, formulate, develop, manufacture and package nutritional products for Cetalon to market and distribute; and

WHEREAS, IBS desires to design, develop, research, formulate, manufacture and package nutritional products for Cetalon;

NOW, THEREFORE, incorporating the above recitals herein, and in consideration of the covenants and obligations contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

     1.       DEFINITIONS

         1.1 "CUSTOM PRODUCTS" means the Products set forth on Exhibit D.


         1.2 "FDCA" means the Federal Food, Drug and Cosmetic Act, as amended from time to time, together with all regulations issued by the Food and Drug Administration and other governmental agencies pursuant thereto.

         1.3 "FORMULAS" means all technical documentation, memoranda, records, notes, data, formulas, formulations, processes, specifications, standards and procedures, designs, techniques, concepts, methods, ingredients, sketches, drawings, know-how, flow charts, reference materials, bills of materials, recipes, menus and other work product, works-in-progress (whether or not each respective element is complete) and materials (in each case whether or not reduced to tangible form), that have been or are at any time generated or conceived, whether before, on or after the date of this Agreement, in connection with the development, manufacture and supply of Products, whether developed by or on behalf of IBS or Cetalon, and any and all (a) modifications, derivatives, alterations, improvements, enhancements or successors thereof, whether developed by or on behalf


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of IBS or Cetalon, and (b) patents, copyrights, trademarks, service marks, trade dress, know-how, proprietary or confidential information or other intellectual or industrial property rights (whether or not reduced to tangible form) included in, pertaining to or associated with the foregoing.

         1.4 "FTCA" means the Federal Trade Commission Act, as amended from time to time, together with all regulations issued by the Federal Trade Commission and other governmental agencies pursuant thereto.

         1.5 "NEW PRODUCTS" means any and all new nutritional products developed by the Parties hereto pursuant to Section 2 and as set forth on Exhibit A hereof as amended from time to time by writings signed by both Parties.

         1.6 "PRIVATE LABEL PRODUCT(S)" or "PRODUCT(S)" means all nutritional foods, nutritional and dietary supplements and related materials or products of any description, including but not limited to New Products, capsules, tablets, powders, liquids, bars and other forms and packaged in any and all manners using the names, styles, patents, trademarks, logos, domain names, copyrights and all other attributes ("Private Label Mark") now owned or licensed or hereafter acquired or licensed in any manner by Cetalon or its Affiliates (as defined in Section 18) for retail distribution.

         1.7 "PRODUCT PRICES" means the prices at which Products shall be sold by Nature's Sunshine to Cetalon hereunder and which prices, if available, are listed in Exhibit B hereof as amended from time to time by writings signed by both Parties.

         1.8 "SPECIFICATIONS" means such specifications and quality control requirements for the Products and for any ingredients and packaging materials as determined by the Parties from time to time.

         1.9 "TECHNICAL INFORMATION" means all customer and business information and all formulae, quality control data, test data and all other scientific and technical data and information relating to the Products which are now owned or controlled by the Parties or which may hereafter be developed by any Party in connection with the Products.

2.       PRODUCT DEVELOPMENT

         2.1 Initial Development and Formulation. IBS will develop New Products for Cetalon subject to the terms and conditions of this Agreement, and with the collaboration and assistance of Cetalon. IBS will design, formulate the Specifications for manufacture, and package the New Products. Cetalon will collaborate and cooperate with IBS and otherwise assist IBS with designing and formulating the Specifications for such New Products.

         2.2 Packaging and Labels. Cetalon will develop all packaging and labeling with respect to the New Products and reserves the right to determine the requirements of such packaging and labeling, provided that IBS, in its discretion, shall have the right to reject any packaging and labeling that does not comply with all applicable laws, rules and regulations, including, without limitation, FDCA regulations. Cetalon shall collaborate and cooperate with IBS and otherwise assist IBS in implementing the packaging and labeling requirements, so determined, of the New Products.


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         2.3 Design Approval by Cetalon. The initial design, formulation and packaging of all Products and all material changes thereto, and all similar matters concerning the Products, their design, research, formulation, development, manufacture, packaging and labeling will be subject to the approval of Cetalon, which approval shall not be unreasonably withheld.

3. PRODUCTION, ROLLING FORECAST, PURCHASE ORDERS, INVENTORY, STORAGE, SHIPPING AND REPORTS

         3.1 Purchase Requirements: Cetalon shall purchase Products in compliance with the minimum purchase requirements and minimum store requirements outlined in Exhibit C attached hereto. If Cetalon fails at any time to meet either of such minimum requirements, IBS shall have the right to terminate this Agreement upon three (3) months written notice to Cetalon.

         3.2 Production. IBS shall manufacture and package Products in quantities ordered by Cetalon in accordance with the terms and conditions set forth in this Agreement; provided, however, that IBS shall not be required to manufacture and package a Product if IBS determines, in its discretion, that (i) such Product poses a health risk to consumers of such Product, (ii) the raw materials required for the production of such Product can not be obtained for a commercially reasonable price, or (iii) the production of such Product infringes on the intellectual property of a third party. IBS may develop for its own use in manufacturing the Products such manufacturing specifications and quality control parameters as it may deem appropriate and will comply with all Specifications.

         3.3 Rolling Forecast. Within ninety (90) days of the date of this Agreement, Cetalon shall provide IBS with a twelve (12) month forecast of its Product needs. Thereafter, on the last day of each month, Cetalon shall provide IBS with a purchase forecast update covering the following twelve (12) months; provided that the estimates for the first three months of such updated forecast shall not change from the estimates provided for those months in the previous updated forecast (the "Rolling Forecast"). Except as provided in Sections 3.4 and 14.5, such forecasts provided by Cetalon shall be only for production and planning and capacity planning purposes by IBS and negotiations with materials vendors, and shall not constitute purchase orders.

         3.4 Purchase Orders. Upon the execution of this Agreement, Cetalon shall provide IBS with an estimate of initial purchases covering the first three
(3) months of purchases (the "Initial Estimates"), and a purchase order for the first month's purchases. Thereafter, Cetalon shall submit monthly purchase orders no later than the fifth day of each month for Products to be delivered the following month. Unless otherwise consented to by IBS in writing, which shall not be unreasonably withheld, purchase orders covering the first three (3) months of purchases may not deviate up or down from the Initial Estimates with respect to Custom Products by more than twenty percent (20%), and subsequent purchase orders may not deviate up or down from the Rolling Forecast then in effect with respect to Custom Products by more than ten percent (10%).

             3.5 Inventory. IBS shall order and maintain an inventory of raw materials and packaging materials sufficient to meet Cetalon's supply needs as determined by the purchase orders and annual forecasts needed to maintain a rolling ninety (90) day supply.


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             3.6 Storage and Shipment. IBS shall provide suitable storage and warehousing space for all Products for the time and to the extent required for IBS to perform its obligations under this Agreement. Products are to be stored in clean space suitable for storage of dietary supplements and protection of its contents with respect to integrity and quality, in compliance with good commercial practice and all applicable laws, rules and regulations, including, without limitation, FDCA regulations. IBS shall load Products onto such carriers as may be determined by IBS. All Products are delivered F.O.B. IBS's dock and all risk of loss of the Products shall remain with IBS until loaded onto such carriers unless Cetalon and IBS shall otherwise mutually agree. The carrier selection, shipment and payment procedures and bill of lading requirements shall be subject to Cetalon's approval which approval shall not be unreasonably withheld and shall be in accordance with any reasonable instructions issued by Cetalon. Products are to be shipped via clean trucks and trailers suitable for transportation of dietary supplements and protection of its contents with respect to integrity and quality, in compliance with good commercial practice and all applicable laws, rules and regulations, including, without limitation, Department of Transportation regulations. IBS is responsible for arranging for carriers and pursuing claims against carriers for any failure to meet these requirements.

         3.7 Production and Shipping Reports. IBS shall provide Cetalon with production reports and shipment of finished goods reports, in such form as Cetalon reasonably requests. Reports from IBS's facilities shall be sent to Cetalon by facsimile in the manner set forth in Section 17.1.

         3.8 Inventory Reports. IBS shall provide Cetalon with periodic reports of IBS's inventories of Cetalon's finished Products and materials. The report shall be delivered by facsimile in the manner set forth in Section 17.1.


4.       IBS'S EXCLUSIVITY

         4.1 Requirements. Cetalon agrees to order and purchase from IBS all requirements it or they may have, from time to time, for all Private Label Products, and to do so in accordance with the provisions of this Agreement. Cetalon will enter into no other agreement for the purchase or manufacture of Private Label Products that IBS is capable of and interested in producing during the term of this Agreement without the prior written consent of IBS.

         4.2 Failed Conditions. In connection with the Products referenced herein, if following diligent investigation, inquiry and conference with IBS, Cetalon in good faith does not believe IBS satisfies any one or more of the material conditions contained herein or any Products are not being manufactured in material conformance with the Specifications, Cetalon shall give IBS written notice of such determination. Such notice shall state in detail the condition(s) IBS does not satisfy, the reasons Cetalon believes IBS does not satisfy the stated condition(s), and a detailed statement of facts that would have to exist for IBS to satisfy the failed condition(s). IBS shall have sixty (60) days following receipt of the written notice referenced in this Section to cure any inability or failure to satisfy any condition(s) listed in a notice from Cetalon.

         4.3 Effect of Failed Condition. In the event IBS does not cure its inability to satisfy the conditions contained in a notice received from Cetalon pursuant to Section 4.2 within the time


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periods set forth to the reasonable satisfaction of Cetalon acting in good faith, then Cetalon may enter into a manufacturing, supply or similar agreement with a third party for the manufacture or supply of only the Product or Products that fail to meet such conditions.

         4.4 Product Development and Promotion. Cetalon shall diligently work to develop the line of Products to be manufactured under this Agreement and shall cause its employees, agents and other representatives to use their best efforts to promote the sale of such Products.

5. MEANS OF PRODUCTION. IBS shall furnish and maintain, at its own cost and expense, all equipment necessary to manufacture and package the Products in accordance with the Specifications and in compliance with federal, state and local laws, rules and regulations.


6. COMPENSATION, PAYMENT, MATERIALS AND TITLE

         6.1 Compensation. As full and complete compensation for all services performed and Products sold hereunder, IBS shall be entitled to receive compensation on a per Product basis at the price set forth for each Product on Exhibit B. Not less than thirty (30) days prior to the first shipment of any New Product or any change in price of a current Product, IBS shall notify Cetalon of any such price or change. Prices for each Product shall be determined by IBS at a price equal to the Direct Manufacturing Costs plus a margin of 28%. For purposes hereof, "Direct Manufacturing Costs" shall mean all costs of producing, manufacturing, handling and storing the Products, including without limitation materials, labor, storage, manufacturing overhead, all federal, state and local taxes that may be imposed on the sale or manufacture of the Products, Custom Batch Premiums and all other costs of manufacture, but shall not include administrative overhead, research and development costs, or other items specifically excluded pursuant to this Agreement. For purposes of the preceding sentence, "Custom Batch Premium" shall mean a reasonable premium determined in good faith by IBS charged on a product by product basis for any Products on which the actual monthly purchase falls below the standard minimum batch size of 1,000 bottles or other sales unit, as such batch size may be reasonably revised from time to time in accordance with IBS's standard operating practices.

         6.2 Costs. IBS agrees to use its best efforts to contain costs by obtaining competitive prices on raw and packaging materials and by operating efficiently. Cetalon shall be entitled to audit, at reasonable times and places and at its own cost, any underlying documents relating to ingredients, packaging materials and other costs used by IBS to determine the price for Products.

         6.3 Invoices. Invoices for Products shall be sent to Cetalon at the time of shipment. Payment terms shall be 1/10 net 75. A late charge of 1.5% shall be paid by Cetalon for every 30-day period, or part thereof, any invoice remains unpaid after seventy-five (75) days. If any amounts remain unpaid for more than seventy-five (75) days after receipt by Celaton of invoice, in addition to all other rights and remedies available at law or equity, IBS shall have the right to terminate this Agreement.

         6.4 Inspection. Cetalon and its agents shall have access to IBS's production plants once each calendar quarter for the purpose of performing reasonable production, inventory and cost audits


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pertaining to this Agreement. IBS shall be notified in advance of the names of all visiting personnel or agents and their intended dates of arrival. As part of such audit, Cetalon shall also be entitled to audit any underlying documents relied on by IBS to support any cost determination hereunder.

         6.5 Title. Title and risk of loss to all Products shall be and shall remain in IBS until placed into the possession of the designated carrier, at which time title and risk of loss shall transfer to Cetalon, unless Cetalon and IBS otherwise mutually agree.

7.       QUALITY CONTROL, TESTING

         7.1 Specifications. IBS shall manufacture the Products in accordance with all applicable laws, rules and regulations, and any manufacturing Specifications developed by IBS from time to time. Cetalon reserves the right, on a reasonable basis, to alter, add to or delete such Specifications.

         7.2 Raw Materials. IBS shall store all raw materials, packaging materials and finished Products in a clean, dry area, free from insects and rodents, in a manner to prevent entry of foreign materials. Storage and handling shall be strictly in accordance with the provisions of all applicable laws, the Specifications and any reasonable written instructions issued by Cetalon and approved by IBS.

         7.3 Quality of Materials. IBS shall have each shipment of raw materials and packaging materials, analyzed for such matters as it may reasonably elect before any said materials can be used in making and packaging the Product. Such analysis will be in the nature of quality control and may be conducted in-house by IBS. At Cetalon's request and expense, IBS will initiate outside, third party laboratory tests at laboratories selected and approved by Cetalon; provided, however, that if the raw materials or packaging material fail to meet the Specifications, IBS shall pay the reasonable expense of such outside tests. Any additional costs directly incurred by IBS as a result of such outside tests, shall be included as Direct Manufacturing Costs pursuant to Section 6.1.

         7.4 Production Quality. IBS shall perform all in-process and finished Product checks necessary to assure Product quality. These tests are to be undertaken as a routine part of the manufacturing process, the cost of which will be included in the actual costs of production and shall be charged to Cetalon as a part thereof. All test results shall be documented and summarized by IBS.

         7.5 Product Release. A Product shall not be released for shipment unless it complies with the Specifications and all applicable laws, rules and regulations. IBS shall place any noncomplying Products on hold, and such noncomplying Products may be released only with the prior approval of both Parties.

         7.6 Rejected Product; Yield Losses. All rejected Products will be disposed of in a manner consistent with the law and as approved by all Parties. Approval thereof shall be provided within five (5) business days of request therefor, and shall not be unreasonably withheld. The costs of noncomplying and rejected Products, together with any yield losses incurred in production (net of any recoveries by IBS) shall be included as part of Direct Manufacturing Costs pursuant to Section 6.1, except to the extent that such costs exceed reasonable and customary noncompliance and rejection costs for Products of a similar nature.


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         7.7 Codes. Production codes for Products will be maintained in accordance with IBS's existing policies as of the date hereof, or reasonable and adequate replacement policies as may be adopted from time to time. IBS shall maintain such records as required by applicable law on raw and packaging materials usage, finished Product production by code date and shipping of Products, so that Products can be traced in case of a recall. Unless necessary to prevent serious injury or death or as required by law, IBS cannot initiate a recall or withdrawal of the Products ordered by or shipped to Cetalon without the consent of Cetalon. If a recall or withdrawal must be initiated before consent of Cetalon can be obtained, in order to prevent serious injury or death or as required by law, notice to Cetalon must be provided as soon as is reasonably feasible.

         7.8 FDCA Standards. IBS's premises shall be kept and maintained in conformity with, and all Products shall be manufactured consistent with, all applicable FDCA requirements.

8.       INSPECTION OF MANUFACTURER, REGULATORY ACTION

         8.1 Inspection. IBS's plant shall meet all requirements established by state, local or federal regulations. Cetalon and its agents shall have access to IBS's plant at all reasonable times while Products are in process for the purpose of conducting such inspections and performing quality control audits, and shall have access to the results of any test performed by IBS or at IBS's direction related to the Products.

         8.2 Regulatory Action. If the Food and Drug Administration or any other federal, state or local government agency makes an inquiry regarding the Products directly or indirectly, or gives notice of or makes an inspection at any Party's premises, seizes any Product or requests a recall, directs any Party to take or cease taking any action, the other Party shall be notified immediately but in no event later than the next business day. Duplicates of any samples of Product taken by such agency shall be sent to the other Party promptly. In the event of any action described in this Section, the Parties shall cooperate in determining the response, if any, to be made to such action and each Party agrees to cooperate with, assist and allow IBS to be the primary spokesperson in responding to any communication or inquiry, and/or attempting to resolve any such action, and to refrain from any activity with respect to such action which is not previously approved by IBS, unless otherwise required by law.

9. SAMPLES. IBS shall collect and keep retention samples in accordance with its general practices for similar products. Sample costs shall be included in Direct Manufacturing Costs as provided in Section 6.1.


10. WARRANTY, PRODUCT INSPECTION, CUSTOMER RETURNS

         10.1 Warranty. IBS does hereby warrant and guarantee to Cetalon that at the time of delivery the Products shall (i) comply with all applicable federal, state and local laws and regulations, including, without limitation, the FDCA and the FTCA, (ii) not be adulterated or misbranded within the meaning of the FDCA, (iii) not be an article which, under the provisions of Section 404 and 505 of the FDCA, may not be introduced into interstate commerce, (iv) not be in violation of the provisions of the Food Additives Amendment of 1958, and (v) be in full compliance


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with California's Safe Drinking Water and Toxic Enforcement Act of 1986, as
amended from time to time, and all regulations promulgated thereunder, and are products which do not require any form of warning under such act.

         10.2 Inspection. Cetalon shall inspect all of the Products shipped promptly upon receipt thereof, and in no event later than ninety (90) days after receipt thereof. IBS warrants that the Products (i) will, when delivered to the designated carrier, conform to the description on the face of the purchase order relating to such Products; and (ii) will be free of defects in materials and workmanship. IBS shall, at Cetalon's option, replace (F.O.B. Cetalon's point of destination) or issue a credit or refund to Cetalon for any nonconforming Products; provided, however, that such Products are in fact nonconforming and Cetalon furnishes to IBS written notice, in reasonable detail, of the nonconformity of the Products within ninety (90) days after the receipt thereof by Cetalon, provides IBS with a reasonable opportunity to inspect such goods and offers to return such goods to IBS at IBS's cost.

         10.3 Limitation. The warranty set forth in subsection 10.1 hereof shall not extend to provide a warranty claim to Cetalon in connection with any liability for which Cetalon has an obligation to indemnify IBS pursuant to section 12.2 hereof, and shall not extend to Cetalon's customers or their customers, if any. IBS shall indemnify, defend and hold Cetalon and its employees, agents, representatives, directors, officers and shareholders harmless for, from and against all liabilities, suits, actions, proceedings, claims, demands, losses, damages, fees, taxes, costs, penalties and expenses including, but not limited to, reasonable attorneys' and accountants' fees caused by, arising out of or otherwise related to any defective Products or product liability claims with respect to any Products that are not covered by Cetalon's insurance against product liability. In furtherance of this subsection
(b), IBS agrees to name Cetalon as an additional insured on IBS's current insurance policy and maintain product liability coverage in the amount of Ten Million Dollars ($10,000,000), with an additional Five Million Dollars ($5,000,000) in excess product liability coverage, for the entire term of this Agreement; provided, however that the excess product liability coverage shall not be required to cover, and Cetalon shall not be entitled to any excess coverage on, any product that contains Ephedra.

         10.4 Standards. In connection with orders of Products hereunder, IBS will formulate, manufacture and package the Products for Cetalon of the same quality and with the same care as it uses for its own products. IBS will not change the packaging or shipping of Products hereunder without Cetalon's prior consent except for minimum deviations that do not affect the quality of the Products, or for changes made to comply with changes in law or with a government order or request.

         10.5 Customer Returns. Notwithstanding anything to the contrary contained herein, and without limiting the provisions of subsection 10.3 hereof, if a customer of Cetalon has purchased a Product from Cetalon and is dissatisfied with such Product, IBS shall, at IBS's option, replace (F.O.B. Cetalon's point of destination) or issue a credit to Cetalon equal to the price Cetalon paid to IBS for such Product; provided, however, that (i) the customer returns the unused portion of the product to Cetalon, (ii) the customer fills out a satisfaction survey setting forth the customer's name, address, telephone number, the date of such return, and the reason for the customer's dissatisfaction, and (iii) Cetalon, at Cetalon's expense, returns such unused portion and satisfaction survey to IBS


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with the request for replacement, credit or refund on such Product within thirty days of receiving the return. Notwithstanding the foregoing, in no event shall the aggregate amount of replacements, credits and refunds in a given month under this subsection 10.5 exceed one percent (1%) of Cetalon's purchase orders for such month.

         10.6 NO ADDITIONAL WARRANTIES. THE WARRANTIES TO REPLACE, OR ISSUE A CREDIT FOR, DEFECTIVE PRODUCTS AS SET FORTH HEREIN, AND ANY ADDITIONAL WARRANTY EXPRESSLY STATED TO BE A WARRANTY AND SET FORTH IN WRITING AS PART OF THESE TERMS HEREIN ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         10.7 CONSEQUENTIAL DAMAGES. Unless hereafter specifically agreed to between the Parties, IBS shall not have any liability for consequential damages or loss of profit or revenue; or loss of use of the Products; provided, however, that as between IBS and Cetalon, this provisions shall not be construed to alter IBS's potential product liability for use of the Products.

         10.8 Labor Laws. IBS warrants and represents that IBS will comply with all applicable labor and employment laws, including, without limitation, all laws and regulations under the federal Occupational Safety and Health Act
(OSHA), as amended.

11.      PROPRIETARY INFORMATION

         11.1 Proprietary Information. All Technical Information, as defined herein, or other proprietary information that is owned, licensed or controlled by a Party at the outset of this Agreement or that is outside the scope of this Agreement shall be the separate and exclusive property of such Party. All Technical Information or other proprietary information developed or acquired by either Party in the performance of this Agreement, shall be the property of IBS, and Cetalon hereby assigns to IBS any claim to or interest or intellectual property in such Technical Information or other proprietary information; provided that Cetalon shall have a worldwide, perpetual, non-transferable right to use such Technical Information or other proprietary information developed or acquired by either Party in the performance of this Agreement.

         11.2 Proprietary Assets. During the course of its performance of this Agreement, IBS may, employing artwork, mechanical and packaging cylinders furnished by Cetalon, and in compliance with all applicable laws, cause to be printed on the packaging materials and shipping containers of the Products those trademarks and/or trade names that Cetalon may designate in writing from time to time. IBS will not use in any way, and will not remove, alter or change in any way, any trademark, trade name, logo or other commercial symbol of Cetalon, without the prior permission of Cetalon.

         11.3 Limited Use. Nothing set forth in this Agreement shall be construed to grant to a Party any right to or interest in any trademark, trade name, copyright, patent, trade secret, formula or know-how owned or asserted to be owned by the other Party or any of its affiliates other than as specifically set forth herein.


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12.      INDEMNIFICATION

         12.1.1 Indemnification by IBS. Subject to Sections 10.6 and 12.1.2 herein, IBS shall indemnify and save Cetalon harmless from and against any and all loss, liability, damages, claims for damages, suits, recoveries, judgments or executions, including costs, expenses and reasonable attorneys' fees, that may be claimed, asserted or recovered against Cetalon by any person, firm or corporation whatsoever or whomsoever, on account of any actual or alleged injury to person or property or death occurring to any person whatsoever arising out of any obligation of IBS under this Agreement, out of possession, use of or consumption by, any person of the Products supplied by IBS to Cetalon under this Agreement, or out of any actual or alleged injury to person or property or death occurring to any of IBS's employees, agents or any individual on IBS's premises; provided Cetalon promptly notifies IBS in writing of the institution of such action or suit and permits IBS to control its defense and settlement. IBS shall pay all costs and expenses of any such action or suit, including compensation and expenses of experts and counsel of its choice and selection, and IBS shall also pay and save Cetalon free and harmless from any damages or other sum awarded or assessed in any such action or suit. Cetalon may be represented by counsel of its own selection at Cetalon's expense, and agrees to cooperate fully in the defense of any such action or suit and to furnish all the evidence in its control.

          12.1.2 Indemnification by Cetalon. Cetalon shall indemnify and save IBS harmless from and against any and all loss, liability, damages, claims for damages, suits, recoveries, judgments or executions, including costs, expenses and reasonable attorneys' fees, that may be claimed asserted or recovered against IBS by any person, firm or corporation whatsoever or whomsoever, on account of any actual or alleged injury to person or property or death occurring to any person whatsoever arising out of (i) any obligation of Cetalon under this Agreement, (ii) labeling or packaging of the Products under this Agreement,
(iii) any sales, statements or other actions or inactions by employees or agents of Cetalon inconsistent with the labeling or packaging on Products, or (iv) any actual or alleged injury to person or property or death occurring to any of Cetalon's employees, agents or any individual on Cetalon's premises; provided IBS promptly notifies Cetalon in writing of the institution of such action or suit and permits Cetalon to control its defense and settlement. Cetalon shall pay all costs and expenses of any such action or suit, including compensation and expenses of experts and counsel of its choice and selection, and Cetalon shall also pay and save IBS free and harmless from any damages or other sum awarded or assessed in any such action or suit. IBS may be represented by counsel of its own selection at IBS's expense, and agrees to cooperate fully in the defense of any such action or suit and to furnish all the evidence in its control.

         12.1.3 Intellectual Property Indemnification. In the event of any claim that any Product (excluding Content) supplied by IBS to Cetalon infringes any United States patent, copyright or trade secret of a third party not affiliated with Cetalon, IBS shall indemnify Cetalon against such claim and infringement, provided that: (i) Cetalon promptly gives notice to IBS of the claim against Cetalon alleging such infringement, (ii) Cetalon allows IBS to control the defense and settlement of such claim, (iii) Cetalon fully cooperates with IBS in connection with the defense and settlement of such claim, and (iv) if requested by IBS, Cetalon ceases all use, sale and distribution of the infringing Product and/or returns all infringing Product on hand to IBS for a refund. Indemnification of Cetalon against such infringement means: (a) to pay any monetary judgment awarded to the third party based on the claim of such infringement or to pay any settlement amount to the third party to settle the claim of such infringement, and (b) to defend Cetalon against such claim. IBS has no other obligation or liability in the event of infringement and is not responsible for loss of profits or other losses of or damages to Cetalon. IBS has no other obligation of indemnification or to defend or hold harmless relating to infringement of patents, copyrights, trade secrets or other intellectual property. IBS shall not be liable for any costs or expenses incurred without its prior written authorization. IBS shall have no obligation of indemnification or any liability if the infringement is based on or caused by: (a) any altered, changed or modified form of the Product not made by IBS, or (b) the Product in combination with Cetalon products or anything not provided by IBS, or (c) any misuse of the Product or any use of the Product outside of its intended use, or (d) the laws of any country other than the United States of America or its states. THIS SECTION STATES NEWSUB'S ENTIRE LIABILITY AND OBLIGATION TO CETALON WITH RESPECT TO INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADE SECRETS OR ANY OTHER FORM OF INTELLECTUAL PROPERTY.

         In the event of any claim that any Content supplied, requested or required by Cetalon infringes or causes infringement of any patent, copyright, trade secret, trademark or other intellectual property of a third party not affiliated with IBS, Cetalon shall indemnify IBS against such claim and infringement, provided that: (i) IBS promptly gives notice to Cetalon of the claim against IBS alleging such infringement, (ii) IBS allows Cetalon to control the defense and settlement of such claim, (iii) IBS fully cooperates with Cetalon in connection with the defense and settlement of such claim, and (iv) if requested by Cetalon, IBS ceases to include or use Content on, in or with Products and Product packaging and/or returns all infringing Content on hand to Cetalon. Indemnification of IBS against such infringement means: (a) to pay any monetary judgment awarded to the third party based on the claim of such infringement or to pay any settlement amount to the third party to settle the claim of such infringement, and (b) to defend IBS against such claim. Cetalon has no other obligation or liability in the event of infringement and is not responsible for loss of profits or other losses of or damages to IBS. Cetalon has no other obligation of indemnification or to defend or hold harmless relating to infringement of patents, copyrights, trade secrets or other intellectual property. Cetalon shall not be liable for any costs or expenses incurred without its prior written authorization. Cetalon shall have no obligation of indemnification or any liability if the infringement is based on or caused by: (a) any altered, changed or modified form of the Content made by IBS, or (b) the Content in combination with anything not provided, requested or required by Cetalon. THIS SECTION STATES CETALON'S ENTIRE LIABILITY AND OBLIGATION TO NEWSUB WITH RESPECT TO INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADE SECRETS OR ANY OTHER FORM OF INTELLECTUAL PROPERTY.

         "Content" shall mean any trade marks, names, trade dress, labeling, packaging, packaging and labeling specifications and/or other packaging and labeling content provided, required or requested by Cetalon for a Product.

         12.2 Insurance. IBS shall carry with companies reasonably satisfactory to Cetalon: (i) Workers' Compensation and Employees' Liability Insurance; (ii) Standard Form Fire and Extended Coverage Insurance for the full replacement value of any of the Products or any premiums or packaging materials; and (iii) Public Liability Insurance including Contractual Liability and Products Liability Coverage (with Broad Form Vendor's Endorsement naming Cetalon and its authorized distributors and customers as insured) with a combined single limit of not less than Ten Million Dollars ($10,000,000), with an additional Five Million Dollars ($5,000,000) in excess product liability coverage for the entire term of this Agreement; provided, however that the excess product liability coverage shall not be required to cover any product that contains Ephedra. IBS shall submit policies and/or certificates of insurance evidencing the above coverage (which shall include an agreement by the insurer not to cancel or materially alter its coverage except upon thirty (30) days prior written notice to Cetalon) to Cetalon upon Cetalon's written request therefore. Products Liability Insurance shall continue in effect for Cetalon's benefit for a period of one (1) year from the date of the last delivery of Products to Cetalon. In case of IBS's failure to carry said policies and/or furnish certificates of insurance or upon cancellation of any required insurance, Cetalon may, at its option, immediately terminate this Agreement unless (in the case of cancellation) IBS has obtained substitute insurance coverage before such insurance becomes canceled and provides Cetalon with satisfactory evidence thereof.

13. RELATIONSHIP OF THE PARTIES. IBS shall be deemed an independent contractor with respect to the terms and provisions of this Agreement and it shall not in any respect act as an agent, employee, partner or joint venturer of Cetalon. All persons employed in connection with the manufacture and/or supply of the Products shall be employees or agents of IBS and under no circumstances shall IBS or any of its employees or agents be deemed to be employees or agents of Cetalon.

14.      TERM OF AGREEMENT.

         14.1 Term. This Agreement shall remain in effect for a period of five
(5) years unless earlier terminated in accordance with this Section. The term shall be automatically extended for an additional period of five (5) years upon expiration of the initial term, unless IBS, at its option and in its sole discretion, elects not to extend by notifying Cetalon in writing, delivered in accordance with Section 17.1, at least ninety (90) days prior to the expiration of the initial term.

                  14.2.1 Cetalon Termination. Subject to Sections 3.1 and 4.2 herein, Cetalon may terminate this Agreement prior to the end of its term after notice to IBS only if IBS materially fails to comply with any covenant in this Agreement and such failure continues for more than sixty (60) days after written notice thereof from Cetalon.

                  14.2.2 IBS Termination. Subject to Sections 3.1and 6.3 herein, IBS may terminate this Agreement prior to the end of its term after notice to Cetalon only if Cetalon materially fails to comply with any covenant in this Agreement and such failure continues for more than sixty (60) days after written notice thereof from IBS.

         14.3 Termination on Specific Events. Either Party may terminate this Agreement immediately only if:


                  14.3.1 The other Party suspends or discontinues its business operations, makes any assignment for the benefit of its creditors, commences voluntary proceedings for liquidation in bankruptcy, admits in writing its inability to pay its debts generally as they become due or consents to the appointment of a receiver, trustee or liquidator of the other Party or of all or any material part of its property, or if there is an execution of a material portion of its assets.

                  14.3.2 The other Party shall commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts.

                  14.3.3 (A) There shall be commenced against the other Party any case, proceeding or other action of a nature referred to in section 14.4.2 above which results in the entry of an order for relief or any such adjudication or appointment or remains undismissed, undischarged, unstayed or unbonded for period of ninety (90) days; or (B) there shall be commenced against the other Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets, which results in the entry of an order for any such relief which shall not have been vacated, discharged or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or (C) the other Party shall take any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any of the acts set forth in clause (A) or (B) above.

         14.5 Duties on Termination. Upon termination of this Agreement, copies of all records related to Cetalon shall be kept by IBS for a minimum of three
(3) years following production. In addition, IBS shall complete all work in process in a timely fashion and deliver the same to Cetalon as provided herein against payment as provided herein. To the extent that after such work in progress has been completed, IBS has inventory of raw materials and packaging materials on hand that were purchased in good faith reliance upon the rolling forecasts, then Cetalon shall be liable for, and required to purchase such inventory from IBS at a price (F.O.B. storage location) equal to actual cost plus a reasonable charge for carrying, handling and storing such inventory, within sixty days (60) days from the date that IBS furnishes to Cetalon a written reconciliation showing the amount of such inventory. Nothwithstanding Cetalon's obligation to purchase any such inventory from IBS, IBS shall use commercially reasonable efforts to try to use such inventory for other customers or sell it to third parties. The Parties shall cooperate to prepare such final reconciliations of Products and inventory and any other amounts to be provided as between them in connection with such termination.

15.      CONFIDENTIALITY.

         15.1 Duty to Protect Confidential Information. Any confidential information disclosed or conveyed by either Party to the other in connection with its business by written communication and marked as confidential, or by oral communication and confirmed in writing to be confidential within thirty
(30) working days of oral disclosure, shall be treated by the receiving Party as confidential proprietary information. The information disclosed shall be held in trust by the receiving Party for the benefit of the disclosing Party. The receiving Party shall treat such information as confidential proprietary and/or trade secret information, and shall take such steps to assure its continued confidentiality in like manner as it would use to protect its own trade secrets or confidential information and will not, except as required by law, disclose any such confidential information received from the other Party to any third party unless such disclosure is approved in writing by the disclosing Party.

         15.2 Means of Protecting Confidential Information. IBS and Cetalon agree to take reasonable steps to ensure the proprietary and confidential nature of the other's confidential information and of the Plants, Products, Specifications and Technical Information in which confidential information is embodied or included and to protect the same form loss or theft and agree to clearly mark such confidential information and properly indicate its proprietary nature.

         15.3 Terms of Agreement. The Parties agree that the terms contained in this Agreement are proprietary and confidential, as is the existence of this Agreement. Each Party agrees to maintain the existence of this Agreement and the terms and information contained herein strictly confidential and will not disclose any such information to any person who is not a Party hereto without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that no consent shall be required to disclose such information (i) as may be required or appropriate in response to any summons, subpoena, or discovery order or to comply with any applicable law, order, regulation (including SEC and FDCA regulations), or (ii) as the Parties deem appropriate on a confidential basis in order to obtain financing, form strategic alliances, negotiate acquisitions, or conduct operations in the ordinary course of business.

         15.4 Formulas, Plant, Products, Specifications and Technical Information. The Parties agree that the formulas, plant, Products, Specifications and Technical Information defined pursuant to Section 1 as they relate to New Products are proprietary and confidential to IBS and are furnished to Cetalon only for the purposes of (i) cooperating in designing, researching, formulating, developing, manufacturing and packaging the Products, and (ii) distributing and selling Products in conformance with this Agreement, including the worldwide, perpetual right of use granted in Section 11.1. Any other use of the information by Cetalon is understood and agreed by the Parties to constitute a material breach of this Agreement that cannot be cured.

         15.5 Audits. The Parties agree the information arising, created, compiled or developed in connection with inspections and audits permitted pursuant to Sections 6.2, 6.4, 7.3 and 8.1 are proprietary and confidential, and the information revealed therein is furnished only for the purpose of confirming compliance with the terms of this Agreement. Any other use of the information revealed by such inspections or audits is understood and agreed by the Parties to constitute a material breach of this Agreement that cannot be cured.

         15.6 Extended Term of Confidentiality. It is recognized by all Parties that due to their respective positions of confidence giving rise to access to confidential, proprietary information during the term of this Agreement, that the provisions of this Section 15 apply during the term of this Agreement and for a period of five (5) years thereafter.

         15.7 Provisions Divisible. It is agreed by the Parties that the foregoing covenants are appropriate and reasonable in light of the nature and extent of the business conducted by the Parties and their respective relationships. It is further agreed that the covenants set forth herein are divisible in the event they are held to be invalid, unreasonable, arbitrary or against public policy. Further, it is agreed by the Parties that if any court of competent jurisdiction makes such a determination, the court may determine what time period and geographical area are reasonably necessary to protect the Parties' legitimate business interests and which are enforceable.

         15.8 Irreparable Injury. Each Party acknowledges that damages at law will be an insufficient remedy for violation of the terms of this Article and that the other Party would suffer irreparable injury as a result of such violation. Accordingly, it is agreed the Parties may obtain injunctive relief to enforce the provisions of this Article of this Agreement, which injunctive relief shall be in addition to any other rights or remedies available to it or them.

16.      APPLICABLE LAW.

         16.1 Law. This Agreement shall be construed in accordance with the laws of the State of Utah, without regard to its rules on conflicts of law.


         16.2 Venue. Subject to the obligation to arbitrate disputes set forth herein any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties only in the courts of the State of Utah, or, if it has or can acquire jurisdiction, in the appropriate United States District Court for District of Utah, and each of the Parties consents to such venue and to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

         16.3. Arbitration. Any dispute, controversy or claim arising from, out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, except allegations of violations of Federal or State securities laws, will upon the request of any Party involved be submitted to Judicial Arbitration and Mediation Services, Inc. or any private arbitration service utilizing former judges as mediators and approved by the Parties. The dispute once submitted shall be settled by arbitration in Salt Lake City, Utah (or at any other place or under any other form of arbitration mutually acceptable to Parties involved). The arbitrator shall follow and apply the federal rules of evidence and applicable local federal rules governing discovery in the conduct of the arbitration. Any award rendered shall be final, binding and conclusive upon the Parties and shall be non-appealable, and a judgment thereon may be entered in the highest State or Federal court of the forum, having jurisdiction. The expenses of the arbitration shall be borne equally by the Parties to the arbitration, provided that each Party shall pay for and bear the cost of its own experts, evidence and attorneys' fees, except that in the discretion of the arbitrator, any award may include the costs, fees and expenses of a Party's attorneys.

         16.4. Attorneys Fees. If any arbitration or legal proceeding is brought for the enforcement of this Agreement, or because of an alleged breach, default or misrepresentation in connection with any provision of this Agreement or other dispute concerning this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorneys fees incurred in connection with such arbitration or legal proceeding. The term "Prevailing Party" shall mean the Party which is entitled to recover its costs in the proceeding under applicable law, or the Party designated as such by the court or the arbitrator.

17.      NOTICE; DESIGNATION.

         17.1 Notices. Unless otherwise indicated herein, all notices, requests, demands or other communication sought by the respective Parties hereto shall be deemed to have been given or made when deposited in the mails, registered or certified mail, return receipt requested, postage prepaid, or by means of overnight delivery service when delivered to such service addressed to the respective Party at the following address:

If to IBS:

                  IBS of IBS Products, Inc.
                  75 East 1700 South
                  P.O. Box 19005
                  Provo, Utah  84605-9005
                  Attention: Dan Howells
                  Telephone: 801-342-4555
                  Facsimile: 801-342-4300

With a copy to:

                  Brent Christensen, Esq.
                  Parsons, Behle & Latimer, P.C.
                  201 South Main Street, Suite 1800
                  Salt Lake City, Utah 84145-0898


If to Cetalon:

                  Cetalon Corporation
                  1801 Avenue of the Stars, Suite 600
                  Los Angeles, California 90067
                  Attention: Harvey Goldstein, CEO
                  Telephone: 310-284-5970
                  Facsimile: 310-277-3069

   With a copy to:

                  Dianne Prupas
                  The Watley Group, LLC
                  1801 Avenue of the Stars, Suite 600
                  Los Angeles, California 90067
                  Fax: 604-433-7436

         17.2 Designated Contact. If a specific contact person is designated in a provision, notice concerning the subject matter of such provision shall be directed to such person. The address or the name of any Party or contact person may be changed by sending notice in the manner set forth above.

18. SUCCESSORS, ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties. The Parties may assign their rights and obligations under this Agreement to their Affiliates; provided, however, that no such assignment shall serve to release such assigning Party from its obligations under this Agreement. Any such assignment will not release or discharge them from any liability or obligation hereunder. The rights and obligations of the Parties may only be assigned to other than Affiliate after first obtaining the other Party's written consent, which consent may not be unreasonably withheld. As used herein, Affiliate shall refer to any person or entity that is under direct or indirect control of, or under common control with, the applicable Party.

19.      MODIFICATION, SEVERABILITY.

         19.1 Modification. Neither this Agreement nor any part hereof may be changed, altered or amended orally. Any modification must be by written instrument signed by the Party against whom enforcement of the change, alteration or amendment is sought.

         19.2 Severability. If any provision of the Agreement is held ineffective for any reason, the other provisions shall remain effective. Each provision of this Agreement shall be considered severable, and if for any reason any provision which is not essential to effect the basic purposes of this Agreement is determined to be invalid and contrary to any existing or future law, then such invalidity shall not impair the operation of or affect those provisions of this Agreement that are valid.

20. FURTHER ASSURANCES. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

21. WAIVER. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

22. ENTIRE AGREEMENT. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter, and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.


23. SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

24. TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.


25. SAVING CLAUSE. If and to the extent any provision of this Agreement is, or is found by an arbitrator or court of competent jurisdiction to be, prohibited under, contrary to or ineffective under any existing or future law, this Agreement shall be considered amended to the smallest degree necessary to make this Agreement conform to such law and effective thereunder.

26. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

27. CONFLICTS. Each Party represents and warrants to the other that neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder will violate or constitute a default under any agreement or instrument previously entered into by any Party or by which any Party is bound.

28. FORCE MAJEURE. No Party shall be liable to any other Party for its failure to timely perform any obligations under this agreement when such failure is substantially the result of fire, flood, epidemic, earthquake, explosion, accident or similar act of nature or public enemy, labor dispute or strike, riot or civil disturbance, war (whether declared or undeclared) or armed conflict, failure of common carrier, any municipal ordinance, any state or federal law, governmental order or regulation, or order of any court of competent jurisdiction, or any other similar event or occurrence not within the control of the Party claiming force majeure.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Manufacturing Agreement as of the day and year first above written.

INNOVATIVE BOTANICAL SOLUTIONS, INC.         CETALON CORPORATION

By:      __________________________          By:      __________________________
Name:    __________________________          Name:    __________________________
Title:   __________________________          Title:   __________________________

                                    EXHIBIT A

                                  NEW PRODUCTS

                [AS MAY BE AMENDED OR UPDATED FROM TIME TO TIME]

IBS shall undertake research and development, as reasonably requested by Cetalon, for two new product lines of up to 70 SKUs each, (which costs shall be borne by IBS) or such greater amount of SKU's on terms as the Parties mutually agree.

                                    EXHIBIT B

                               PRODUCTS AND PRICES

                [AS MAY BE AMENDED OR UPDATED FROM TIME TO TIME]

                                    EXHIBIT C

                              MINIMUM REQUIREMENTS

PURCHASE GOALS:

In each of the first 5 years following the Closing, Cetalon shall meet the following minimum annual Purchase Requirements and minimum annual store opening requirements:

YEAR                                  PURCHASE REQUIREMENT                      STORE OPENINGS
----------------------------------------------------------------------------------------------
6 Month Requirement                 50 Products in standard                     no minimums
                                    production quantities

1st Anniversary Requirement         $  1,500,000                                50 Stores

2nd Anniversary Requirement         $10,000,000                                 150 Stores

3rd Anniversary Requirement         $30,000,000                                 300 Stores

4th Anniversary Requirement         $50,000,000                                 500 Stores

5th Anniversary Requirement         $75,000,000                                 800 Stores

                                    EXHIBIT D

                                 CUSTOM PRODUCTS


                                       23